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                     BACHNER, TALLY, POLEVOY & MISHER LLP
                               ATTORNEYS AT LAW
                              380 MADISON AVENUE
                        NEW YORK, NEW YORK  10017-2590
                                (212) 687-5729
                             Fax:  (212) 682-5729


                                March 4, 1997


VIA EDGAR

Securities and Exchange Commission
450 Ffith Street, N.W.
Washington, D.C.  20549

RE:        Physician's Specialty Corp. (the "Company")
           Registration Statement on Form 8-A

Ladies and Gentlemen:

           On behalf of the Company, we hereby withdraw the Company's Application for Registration of Certain Classes of Securities on Form 8-A, filed with the Commission on February 20, 1997 pursuant to the Securities Exchange Act of 1934, as amended.


                                        Very truly yours,


                                        BACHNER, TALLY, POLEVOY & MISHER LLP


                                        By: /s/ Steven M. Skolnick
                                            ---------------------------------
                                            Steven M. Skolnick


Enclosures
cc:  Ramie A. Tritt, M.D.